EXHIBIT 10.15

CONFIDENTIAL TREATMENT REQUESTED

                    DEVELOPMENT AND LICENSE AGREEMENT
                         FOR HUMANISED [   ]

between
PROTEIN DESIGN LABS, INC.
and
SANDOZ PHARMA LTD.

CONFIDENTIAL TREATMENT REQUESTED

                   DEVELOPMENT AND LICENSE AGREEMENT

This Agreement effective as of December 1, 1990 between PROTEIN DESIGN
LABS, INC., a Delaware corporation having offices at 2375 Garcia Avenue, Mountain View, CA 94043, USA (hereinafter "PDL") and SANDOZ PHARMA LTD, a Swiss corporation having offices at CH-4002, Basle, Switzerland (hereinafter "SANDOZ").

WHEREAS, SANDOZ has been granted exclusive worldwide license by [   ]
USA (hereinafter [   ] ) to make, have made, use or sell a proprietary murine
monoclonal antibody referred to under the SANDOZ internal code as [   ]
(hereinafter[   ] ) or derivatives thereof, including any humanized derivative
thereof (hereinafter "Humanized [   ] Antibody").

WHEREAS, SANDOZ wishes to engage PDL to develop a Humanized [   ]
Antibody; and

WHEREAS, PDL is willing to undertake such development effort and to
grant to SANDOZ an exclusive worldwide license to such Humanized [   ]
Antibody.

NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound, the parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms, as used herein, shall have the following meanings:

1.01 "Affiliate," with respect to a party hereto, shall mean a corporate or other entity which, directly or indirectly, controls, is controlled by, or is under common control with such party; "control" shall mean the ownership of not less than 50% of the voting shares of the corporation, or decision-making authority as to an unincorporated entity; and any corporations in which the maximum amount of stock permitted by law to be held by another entity is beneficially owned by SANDOZ shall also be considered as Affiliates of SANDOZ.

1.02 "Calendar Half Year" shall mean each six month period, or any portion thereof, ending June 30 and December 31 during the Term of this Agreement. "Interim Calendar quarter" shall mean each three month period, or any portion thereof ending on March 31, and September 30, during the Term of this Agreement.

1.03    "Hybridoma Cell Line" shall mean a hybridoma cell line producing [
] in sufficient quantity to enable PDL to undertake its duties and obligations under this Agreement.

1.04    "Licensed Products" shall mean products, for any use,
incorporating all or at least one variable region of one or more [   ]
Antibodies (as defined in Article 2.3 hereinafter) or Humanized [   ]
Antibodies developed by PDL in pursuance of this Agreement.

1.05    "Net Sales Value" shall mean the aggregate gross revenues whether in cash or in kind derived by or payable from or on account of the sale of
Licensed Products, less an allowance of [   ] to cover factors such as
(a) credits or allowances, if any, actually granted on account of price adjustments, recalls, rejection or return of items previously sold, (b) excise and sales taxes, duties or other taxes imposed on and paid with respect to such sales (excluding income or franchise taxes of any kind) and (c) freight and freight insurance costs.

1.06    "Technical Information" shall mean confidential proprietary
technical information, know-how and materials owned by [   ], SANDOZ or PDL on
the date hereof, or hereinafter developed by SANDOZ, [   ] or PDL in
connection with this license and relating to the Hybridoma Cell Line, [  ]
or Humanized [   ] Antibody(ies) or their manufacture or use for any
purpose.

ARTICLE 2

DEVELOPMENT PROGRAM

2.01    Immediately upon execution of this Agreement, SANDOZ shall provide to PDL a sufficient quantity of a Hybridoma Cell Line together with any Technical Information which in the judgment of SANDOZ and PDL would be useful in assisting PDL to accomplish the objectives of this Agreement and which SANDOZ is legally free to disclose. PDL specifically acknowledges and accepts
that the Hybridoma Cell Line and any [   ] Technical Information transferred
are the sole property of [   ] and that, while [   ] has agreed to such
transfer, it has done so solely for the purposes of accomplishing the objectives of this Agreement. Upon completion of the development work contemplated under this Agreement or termination of this Agreement, whichever is earlier, any and all quantities of the Hybridoma Cell Line in the possession of PDL shall immediately be returned to SANDOZ. In addition, PDL shall clearly identify in its records that any Hybridoma Cell Line provided
hereunder is the property of [   ] and is to be returned to SANDOZ.

2.02 Upon receipt of the Hybridoma Cell Line, PDL shall immediately commence and diligently pursue on a best efforts basis a development program (hereinafter "Program") to apply its proprietary humanization technology with
the objective of producing a Humanized [   ] Antibody having substantially
equivalent therapeutic properties but presumably having, inter alia, reduced immunogenicity and/or an increased half-life. SANDOZ will, primarily through its Affiliates Sandoz Research Institute, Vienna, Austria (hereinafter "SFI"), cooperate in those efforts and in particular will be responsible for pharmacological and other evaluation of antibodies developed by PDL as contemplated under the Program.

2.03    The Program will be sub-divided into four Phases as follows:

        Phase A. [   ] Antibody Production.  In the first Phase of the
Program, PDL will prepare and provide to SFI sufficient quantities (with > 90%
purity and having an endotoxin level < 50 units/mg) of two [   ] antibodies,
one of IgG1 and the other of IgG3 isotype (herein "[   ] Antibodies"), for
evaluation.  A quantity of from 1 to 10 mg of each antibody may be required by
SFI.  PDL will also disclose to SFI the determined sequence of [   ].

        Phase B.  Evaluation of [   ] Antibodies.  In this second Phase of
the Program, SFI will evaluate the two [   ] antibodies provided by PDL to
determine which, if any, of the two isotypes it wishes PDL to pursue in the following Phases of the Program. SFI will promptly advise PDL to its decision in this respect.
In parallel, PDL will during this Phase, commence and pursue the molecular modeling activities believed by PDL to be necessary for successful completion of the remaining Phases of the Program. It shall not however embark on Phase C of the Program until receiving SFI's decision referred to above.

        Phase C.  Humanized [   ] Antibody Production and Evaluation.  In
this third phase of the Program, and following the SFI decision referred to under Phase B, PDL will carry out the necessary further program to produce a
Humanized [   ] Antibody having a tumor binding affinity constant not more
than [   ] times lower than that of [   ] (hereinafter the "Desired Binding
Affinity") and will supply SFI with a sufficient quantity (with > 90% purity and having an endotoxin level < 50 units/mg) of that antibody for evaluation. SFI shall promptly conduct such evaluation using, if technically possible, the method of competitive binding set forth in Queen, et al., Proceedings of the National Academy of Science, USA, 86,1030 (1989). If it is not technically possible to use the method set forth in Queen, et al., the parties shall consult in good faith to agree upon a mutually acceptable alternative method. The results of such tests shall be promptly communicated to PDL and all written results will be provided to PDL as soon as practicable. In the event that the supplied antibody does not meet the Desired Binding Affinity and is in the SFI's view not sufficiently close thereto, SFI shall inform PDL accordingly. PDL shall then have the obligation to produce one further
Humanized [   ] Antibody which it hopes does meet the Desired Binding Affinity and shall supply SFI with sufficient quantity of that antibody for evaluation as set forth above. The quantity of each antibody required by SFI for
evaluation under this Phase C may be approximately [   ] mg.

Phase D.  Expression Optimization.
        (a)     In the event that SFI determines that a supplied Humanized [
] Antibody meets the Desired Binding Affinity, or is sufficiently close thereto for SFI to wish to proceed with that antibody further, it shall so inform PDL. PDL will then optimize the expression process and producer cell line having the Desired Process and Cell Line Characteristics as
defined below to achieve a production yield of at least [   ] mg/106 cells/24
hours measured under standard tissue culture conditions. It will then transfer to SFI the production process and the producer cell line.  The production process shall be scaleable and adaptable to pilot production and the cell line shall be sterile (but free of chemical sterilizers), and mycoplasma-free (hereinafter "Desired Process and Cell Line Characteristics"). It is anticipated that the Program will be completed to this point in approximately 6 months.
        (b) PDL will use its best efforts over a period of approximately three months to perform further amplification(s) to increase the production
yield to at least [   ] mg/106 cells/24 hours measured under standard tissue
culture conditions, and will provide to SFI the modified production process and producer cell line having the Desired Process and Cell Line Characteristics and being adaptable to growing serum free. After delivering this cell line, PDL will use its best efforts to develop a clone of such producer cell line which, according to appropriate tests and analysis performed by PDL, allows stable production at such yields for at least two months. PDL shall provide to SFI such producer cell line. SANDOZ acknowledges that while PDL will exert best efforts in this Phase D(b), SANDOZ recognizes that there is no guarantee that PDL will achieve the yields and other requirements specified herein.
        (c)     In the event that SFI informs PDL that it wishes to proceed
with further evaluation with a view to possible development of a [   ]
Antibody delivered by PDL under Phase A of the Program, PDL will perform the steps set forth in sub-paragraphs (a) and (b) above to optimize the expression
process and producer cell line for that [   ] Antibody, and shall transfer to
SFI the expression processes and producer cell lines, which shall have the Desired Process and Cell Line Characteristics.

ARTICLE 3

OWNERSHIP AND EXPLOITATION OF RESULTS

3.01    Each [   ] or Humanized [   ] Antibody, its production processes
and its producer cell line developed by PDL under this Agreement, as well as all results of pharmacological, toxicology and other tests and evaluations relating thereto, shall be the exclusive property of SANDOZ who shall be free to deal with them as it sees fit, subject to any rights of third parties and SANDOZ' obligations of confidentiality hereunder. SANDOZ shall also have the right to seek and obtain patent protection in relation thereto as it sees fit (subject to such rights and obligations) and at its own cost, without prejudice however to the right of involved PDL collaborator(s) to be named as inventor(s) or co-inventor(s). PDL will provide all necessary assistance and Technical Information to SANDOZ in the event that SANDOZ wishes to seek such patent protection.

3.02 Otherwise, Technical Information developed or used by PDL in pursuance of the Program under this Agreement, shall remain the property of PDL. It shall, however, be provided by PDL to SANDOZ and may be used by SANDOZ to the extent necessary to enable SANDOZ to effectively develop, seek marketing approval for, manufacture and market any Licensed Product developed by PDL under this Agreement, subject however to the confidentiality obligations set forth herein. Notwithstanding the foregoing, no information regarding the sequence of or expression system for any Licensed Product need be disclosed to SANDOZ by PDL until PDL has received the Second Benchmark Payment provided for hereinafter.

3.03 Conditioned upon and effective on the date of receipt by PDL of both the First and Second Benchmark Payments provided for hereinafter, PDL hereby grants to SANDOZ and its Affiliates an irrevocable, exclusive worldwide license or, as the case may be, sub-license, with the right to grant sub-licenses, under all relevant existing patent or other proprietary rights owned, controlled by or licensed to PDL as of the effective date of this license (including the license from the Medical Research Council of England ("MRC") under the so-called Winter and Boss patents), and under all future patent or other proprietary rights resulting from the development work performed by PDL under the Program, but only to the extent necessary and only for the purpose of enabling SANDOZ to make, have made, use or sell any Licensed Product developed under this Agreement.

3.04    Any grant by SANDOZ of sublicenses of the rights granted in
Article 3.03 shall be subject to the prior written consent of PDL, which consent shall not be unreasonably withheld. Any grant by SANDOZ of further sublicenses under the sublicenses received from PDL shall also be subject to the terms and conditions (except with regard to royalties which are governed by the terms of Article 5 hereinafter) of the license agreement between PDL and its licenser.

3.05 Until the date of receipt by PDL of both of the First and Second Benchmark Payments provided for hereinafter, SANDOZ agrees that it will not
sequence or attempt to sequence the Humanized [   ] Antibody(ies).  After
receipt however, of both the First and Second said Benchmark Payments, PDL shall promptly disclose to SANDOZ the sequence of and expression system for,
the Humanized [   ] Antibody(ies).

ARTICLE 4

PAYMENTS

4.01    Payment on Execution.
  On or before December 20, 1990, Sandoz shall pay to PDL the sum of US
[   ] in partial consideration of PDL's obligations hereunder.

4.02    First Benchmark Payment.
(a)     Within 90 days following delivery to SANDOZ of SFI of a
producer call line and production process having the desired Process and
Cell Line Characteristics and with a production yield of at least [   ]
mg/106 cells/24 hours measured under standard tissue culture conditions
for a Humanized [   ] Antibody having the Desired Binding Affinity (or
such lesser binding affinity as it had when SANDOZ decided to proceed with that antibody under Phase D of the Program), SANDOZ shall pay to
PDL the sum of US [   ].
(b)     In the event that the producer cell line or Humanized [   ]
Antibody delivered under Article 4.02(a) do not meet the production yield, binding affinity, or other requirements set forth above, but
SANDOZ nevertheless decides to proceed to develop such Humanized [   ]
Antibody, SANDOZ shall be required to pay PDL the First Benchmark Payment prior to so proceeding. For purposes of this Agreement, SANDOZ shall be deemed to be "proceeding to develop" such antibody on the
earlier of (i) the declaration of so-called [   ] in the standard
SANDOZ development plan for its pharmaceutical research products, or
equivalent status, for such antibody, or (ii) [   ] months after
delivery of such antibody by PDL to SANDOZ unless, prior to the
expiration of such [   ]-month period, SANDOZ shall have terminated this
Agreement pursuant to Article 8 hereof.
(c)     In the event the First Benchmark Payment is not payable to
PDL because the Humanized [   ] Antibodies delivered do not meet the
relevant requirements, and SANDOZ decides to proceed to develop a [   ]
Antibody delivered by PDL under Phase A of the Program, SANDOZ shall be
required to pay PDL the sum of US [   ] prior to so proceeding.  For
purposes hereof, "proceeding to develop" shall have the same meaning as set forth in subparagraph (b) above.

4.03    Second Benchmark Payment.
  In the event that SANDOZ decides to proceed with further development of any Licensed Product for which the First Benchmark Payment referred to under Article 4.02 has been paid or is payable, it shall pay to PDL the sum of
US [   ] with respect to a Humanized [   ] Antibody.  With respect to a [   ]
Antibody,  SANDOZ shall pay PDL the sum of US [   ] within 30 days of SANDOZ'
decision to manufacture the first batch of that Antibody for Phase I clinical trials if:
a) the First Benchmark Payment under Paragraph 4.02(a) has not been paid; or
b) PDL has performed the work under both Phase D(b) and (c).
PDL understands and accepts that the decision to further proceed with development of any such antibody is entirely at SANDOZ discretion and may depend on many factors, including (but not limited to) the degree to which
that antibody retains the effector activity of [   ], its specificity, its
pharmacokinetics and immunogenicity in animals and the final production yield of the production process and producer cell line delivered by PDL at the end of Phase D of the Program.

ARTICLE 5

ROYALTIES, PAYMENTS, REPORTS

5.01    Royalties to PDL.
  In further consideration of the rights and licenses granted hereunder,
SANDOZ shall pay to PDL a royalty of [   ] of the Net Sales Value of all
Licensed Products sold by SANDOZ or its Affiliates or sublicensees for a
period of [   ] years from the date of first sale of any Licensed Product in each country. In the event that SANDOZ desires to sublicense its rights hereunder and finds that, despite its good faith best efforts, it is unable to do so solely because of this royalty rate, the parties shall negotiate in good faith to reduce such rate to a rate which is economically beneficial to both parties and permits such sublicensing.

5.02    [_____.]
[   ] or sublicensees under sublicenses granted by PDL under
Article 3.3 above.
[   ]

5.03    Sales Among Affiliates.
  Sales between and among SANDOZ and its Affiliates of Licensed products which are subsequently resold or to be resold by such Affiliates shall not be subject to royalty, but in such cases royalties shall accrue and be calculated on the basis of sales by any such Affiliate of Licensed Products to a non-Affiliate.

5.04    Combination Products.
  If a Licensed Product is sold in a combination containing another or other biologically active therapeutic ingredient(s) which are not Licensed Products, then Net Sales Value for purposes of determining royalty payments on the combination shall be calculated by multiplying the Net Sales Value of the combination by a fraction, the numerator of which shall be the established market price for the Licensed Product contained in the combination and the denominator of which shall be the sum of the established market prices for the Licensed Product and each other biologically active therapeutic ingredient in the combination. When separate market prices for such ingredients are not established, then the parties shall negotiate in good faith to determine a fair and equitable method of calculating Net Sales Value for the combination.

5.05    Payments.
Liability for royalties on Licensed Products manufactured by SANDOZ and/or its Affiliates or Sub-licensees shall accrue when a Licensed Product is sold subject to Section 5.3 hereof. Royalties which have accrued in any Calendar Half Year shall be payable within 60 days after the end of such Calendar Half Year. In addition, within 60 days of the last day of each
 Interim Calendar Quarter, SANDOZ shall pay to PDL an amount equal to one half of the royalties paid for the preceding Calendar Half Year. A payment made during an Interim Calendar Quarter shall be deducted from the amount due in the next Calendar Half Year royalty payment. If the payment in the preceding Interim Calendar Quarter exceeds a Calendar Half Year royalty payment, a credit equal to the excess payment will be carried forward to offset future Calendar Half Year royalty payments.

5.06    Currency Conversion.
  All amounts payable to PDL under this Agreement shall be payable in U.S. Dollars, at PDL's option either by a check payable to the order of PDL and drawn on a U.S. bank, or by wire transfer to a bank account designated by PDL. In the case of royalties on sales, all amounts payable shall first be calculated in the currency of sale and then converted into U.S. Dollars using the average of the daily exchange rates for such currency quoted by Citibank N.A.'s foreign exchange desk for each of the last thirty (30) banking days of each Calendar Half Year.

5.07    Royalty Reports; Inspection.
  Each Calendar Half Year royalty payment shall be accompanied by a written report for the applicable period setting forth SANDOZ' computation of royalties due under this Agreement in respect of sales by SANDOZ, its Affiliates and any sublicensee during the applicable Calendar Half year. SANDOZ shall keep, and shall cause its Affiliates and sublicensees to keep, accurate records and books of account of all Licensed products sold for a prior of at least 3 years following the date of such sale. Upon reasonable notice to SANDOZ and during normal business hours, but not more frequently than once a year, an independent Certified Public Accountant paid for and selected by PDL and approved by SANDOZ, such approval not to be unreasonably withheld, may inspect such books and records under this Agreement. Notwithstanding the foregoing, if a material discrepancy of more than 5% or $5,000 (whichever is greater) in SANDOZ' favor is found between royalties paid and actual royalties due for any Calendar Half Year, all costs of such inspection shall be borne by SANDOZ. Following any such inspection, the parties shall make any adjustments necessary in respect of royalties previously paid to PDL.

ARTICLE 6

WARRANTIES; NO WARRANTIES, INDEMNIFICATION

6.01    Warranties.
  The parties warrant that they know of no legal reason to prevent them entering into this Agreement. In addition, PDL warrants that it knows of no reason why its humanization technology should not be sufficiently applicable
to [   ] to achieve the objectives of this Agreement.

6.02    No Warranties.
  PDL makes no representations or warranties, expressly or impliedly
(except as specifically set forth or contemplated herein) with respect to any
producer cell line or production process or Humanized [   ] Antibody delivered
to SANDOZ under this Agreement. In particular, PDL makes no representations or warranties as to the merchantability or fitness for any particular purpose of any such Antibody or that its manufacture, use or sale will not infringe any patent or other proprietary rights other than those licensed or sub-licensed hereunder.

6.03    Indemnification.
  SANDOZ will indemnify and hold PDL harmless against any and all liability, loss, damage, claim or expense (including reasonable attorney's fees) resulting from any use, testing, manufacture, packaging, labeling, or sale by SANDOZ, its Affiliates or its sublicensees of any producer cell line or production process transferred to SANDOZ (or its Affiliates) by PDL under this Agreement or of any Licensed Product, provided that such damage, claim or expense has not been caused by any gross negligence of PDL. In the event that it has been caused by such gross negligence, PDL shall correspondingly indemnify SANDOZ and its Affiliates and Sublicensees.

ARTICLE 7

CONFIDENTIALITY

7.01    Confidentiality.
  Each party shall keep confidential, and shall not use for any purpose other than the development and commercial exploitation of Licensed Products developed by PDL hereunder, during the term of this Agreement and for five years after termination hereof, all Technical Information heretofore and hereafter supplied by the other, provided however, that the foregoing obligation of confidentiality shall not apply to the extent that any Technical
Information:
 (a) is already known to the recipient at the time of disclosure or is developed by recipient thereafter in the course of work entirely independent of any disclosure by the other party;
(b) is publicly known prior to or becomes publicly known after disclosure other than through acts or omissions of the recipient; or
(c) is disclosed in good faith to recipient by a third party under a reasonable claim or right.
In addition, disclosure may be made by SANDOZ or its Affiliates
(i) to governmental agencies to the extent required or desirable to secure governmental approval of the development or marketing of Licensed Products provided that all reasonably possible steps are taken by SANDOZ to assure the confidentiality of the information in the hands of such agencies, (ii) to pre-clinical and clinical investigators under a secrecy agreement with essentially the same confidentiality provisions contained herein and then only where necessary for SANDOZ to exercise its rights hereunder and (iii) to others to the extent necessary in order to enable SANDOZ and its Affiliates effectively and skillfully to develop, manufacture or market a Licensed Product, to the extent normal and usual in the custom of the trade, and then only under a secrecy agreement with essentially the same confidentiality provisions contained herein. SANDOZ shall be responsible for any breach of these confidentiality obligations by the parties identified in clauses (ii) and (iii).

ARTICLE 8

TERM AND TERMINATION

8.01    Term.
  This Agreement shall come into force on the date first set forth above and shall unless terminated earlier in accordance with this Article 8 continue until expiration of the obligation to pay royalties to PDL, or to MRC or other third parties through PDL, in accordance with Article 5 above, whichever is later. Thereafter, this Agreement shall terminate and all licenses or sub-licenses granted hereunder shall become fully paid-up, irrevocable non-exclusive licenses.

8.02    Termination.
8.02.1 This Agreement may be terminated on 60 days prior written notice by SANDOZ in the event that PDL does not exert its best efforts (to be determined in case of dispute by Arbitration in accordance with Article 9.01 hereinafter) as required by Article 2.02 above.

8.02.2  This Agreement may also be terminated immediately on written notice by SANDOZ in the event that (a) it decides in accordance with Article 2.03 that it does not wish to pursue either of the isotypes provided to it by PDL following Phase A of the Program or (b) neither of
the Humanized [   ] Antibodies provided to it by PDL following Phase C
of the Program meet the Desired Binding Affinity or come sufficiently close thereto for SANDOZ to wish to further pursue this Agreement.

8.02.3 If either party shall at any time default in the payment of any royalty, or the making of any report hereunder, or shall commit any material breach of any covenant or agreement herein contained or shall make any false report, and shall fail to have initiated and actively pursued remedy of any such default or breach within 60 days after receipt of written notice thereof by the other party, that other party may, at its option, cancel this Agreement and revoke any rights and licenses herein granted and directly affected by the default or breach by notice in writing to such effect, but such act shall not prejudice the right of the party giving notice to recover any royalty or other sums due at the time of such cancellation, it being understood, however, that if within 60 days after receipt of any such notice the receiving party shall have initiated and actively pursued remedy of its default, then the rights and licenses herein granted shall remain in force as if no breach or default had occurred on the part of the receiving party, unless such breach or default is not in fact remedied within a reasonable period of time.

8.02.4 Either party may terminate this Agreement, and the licenses granted herein, in the event that: (1) the other party becomes insolvent or enters in any arrangement or composition with creditors, or makes an assignment for the benefit of creditors; (2) there is a dissolution, liquidation or winding-up of the other party's business; or
(3) a trustee in bankruptcy of the assets of the other party is appointed and such trustee does not, within thirty (30) days after receipt of written notice from the other party, confirm this Agreement and provide adequate assurance that the terms and conditions hereof shall faithfully be fulfilled.

8.02.5 The right of either party to terminate this Agreement as hereinabove provided shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous failure to perform hereunder.

8.02.6 The confidentiality and indemnity obligations and any accrued payment obligations under Articles 4, 5, 6.03 and 7 shall survive any termination of this Agreement.

ARTICLE 9

MISCELLANEOUS

9.01    Force Majeure.
  Neither party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof provided that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including, but not limited to fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble and provided that such party will immediately inform the other party and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect.

9.02    Validity.
  Should one or several provisions of the Agreement be or become invalid, then the parties hereto shall substitute such invalid provisions by valid ones, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the parties would have contracted this Agreement with those new provisions. In case such provisions cannot be found, the invalidity of one or several provisions of the Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it is to be reasonably assumed that the parties would not have contracted this Agreement without the invalid provisions.

9.03    Arbitration.
  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, which cannot be satisfactorily resolved by the parties by correspondence or mutual conference shall be determined by arbitration in London, England, or such other venue as may be mutually agreed upon, under the then prevailing rules of the International Chamber of Commerce; provided however, that if any issue in dispute involves scientific or technical matters, the arbitrator(s) chosen shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology. The decision of the arbitrators shall be final and binding and any party may apply for judgment upon the award rendered by the arbitrator(s) in a court having jurisdiction thereover.

9.04    Notices.
  All notices, documents, statements, reports and other writings required or permitted to be given by the terms of this Agreement shall be sent either by pre-paid, registered or certified mail, telegram, telecopier or telex, properly addressed to PDL and to SANDOZ at their respective addresses first given above or at such other address as one party hereto may from time to time designate by notice in writing to the other. Each notice shall be deemed to be given upon receipt.

9.05    Governing Law.
  This Agreement shall be subject to the laws of California, United States of America.

9.06    Entire Agreement.
  This Agreement embodies the entire understanding of the parties relating to the subject matter hereof and supersedes all prior understandings and agreements, except that certain Confidentiality Agreement dated November 17, 1988 and that certain Confidentiality Disclosure Agreement dated October 18, 1990 between the parties, which shall survive. No modification or amendment of this Agreement shall be valid or binding except by a writing signed by each of the parties.

9.07    Assignment.
  The rights of either party under this Agreement may not be assigned, and the duties of either party under this Agreement may not be delegated, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

9.08    Headings.
  Any headings and captions used in this Agreement are for convenience and reference only and are not a part of this Agreement.

9.09    Counterparts.
  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have dully executed this Development and License Agreement as of the date first above written.


PROTEIN DESIGN LABS

By: /s/ Laurence Jay Korn

Title:  President


SANDOZ PHARMA LTD.

By:  /s/ xxxxx             /s/ xxxxx

Title:  Vice President Research/Vice
        President Patents